Exhibit 4.2

FOURTH AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

This Fourth Amended and Restated Registration Rights Agreement (this “Agreement”) is made as of November 30, 2005 (the “Effective Date”) by and among Rubicon Technology, Inc., a Delaware corporation (the “Company”), those persons listed on the signature pages hereto, and those persons listed on Schedule I attached hereto (the “Investors”).

WITNESSETH

WHEREAS, the Company and certain of the Investors entered into that certain Third Amended and Restated Registration Rights Agreement, dated June 28, 2005 (as the same may have been amended, modified or restated from time to time, the “Prior Registration Agreement”);

WHEREAS, the parties hereto desire to amend and restate the Prior Registration Agreement in its entirety upon the terms and conditions of this Agreement;

WHEREAS, simultaneously with the execution and delivery of this Agreement, the Corporation and certain of its stockholders are executing and delivering that certain Series E Offering Omnibus Amendment, Waiver and Authorization, dated of even date herewith, whereby such stockholders representing more than fifty percent (50%) of the issued and outstanding shares of each of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock, each voting as a series, agreed to amend and restate the Prior Registration Agreement upon the terms and conditions set forth herein; and

WHEREAS, capitalized terms used herein shall have the meanings specified in Section 11 of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants, promises, representations and warranties set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.	Demand Registration.

(a) Subject to Section 1(b) below, at any time after the first to occur of: (i) the first anniversary of the Effective Date; or (ii) the 180th day immediately succeeding the effective date under the Securities Act of a Registration Statement for a Qualified Public Offering, upon the written request to register Registrable Stock under the Securities Act by the Holders of not less than 25% of the Registrable Stock as of the Effective Date, the Company shall, within 10 days of the receipt thereof, give written notice of such request to all Holders of Registrable Stock. Thereafter, the Company shall use its reasonable commercial efforts to effect as soon as practicable the registration under the Securities Act of all Registrable Stock that the Holders thereof requested to be registered pursuant to the original request to the Company and from such other Holders of Registrable Stock as request inclusion in such offering within fifteen (15) days of the mailing of the Company’s notice to such other Holders.

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(b) If the Holders initiating the registration request hereunder intend to distribute the Registrable Stock covered by their request by means of an underwriting, such Holders shall so advise the Company as a part of their request made pursuant to Section 1(a), and the Company shall include such information in the Company’s notice referred to in Section 1(a). The Holders of a majority of the Registrable Stock to be covered by such Registration Statement shall have the right to select the investment banker or bankers who shall serve as the manager and/or co-managers for the offering of Securities covered by such Registration Statement; subject to the approval of the Company, which approval shall not be unreasonably withheld or delayed. The right of any Holder to include Registrable Stock in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Stock in the underwriting (unless otherwise mutually agreed by the Holders of a majority of the Registrable Stock and such Holder) to the extent provided herein. All Holders proposing to distribute Registrable Stock through such underwriting shall, together with the Company, enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 1, if the underwriter advises the Company and participating Holders of Registrable Stock in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Stock that would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Stock that may be included in the underwriting shall be allocated among all Holders thereof in proportion to the amount of Registrable Stock requested to be registered by each Holder; provided, however, that the number of shares of Registrable Stock to be included in such underwriting shall not be reduced unless all other Securities are first entirely excluded from the underwriting.

(c) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a Registration Statement pursuant to this Section 1 a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its stockholders for such Registration Statement to be filed and it is therefore essential to defer the filing of such Registration Statement, the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request by the Holders of Registrable Stock; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period.

(d) In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1:

(i) After the Company has effected two (2) registrations pursuant to this Section 1 and such registrations have been declared or ordered effective, and such registrations have not been withdrawn by the Company before the earlier of 120 days from the filing of the Registration Statement or the sale of all applicable Registrable Stock thereunder; provided, however, that if a registration is withdrawn at the request of the Holders of Registrable Stock who demanded such registration, such registration shall count as a registration for Holders of Registrable Stock pursuant to Section 1; provided, further, however, that if the Holders of Registrable Stock request the withdrawal of such registration and such Holders reimburse the Company for all reasonable expenses incurred by the Company in connection with such registration, such registration shall not count as a registration for Holders of Registrable Stock pursuant to Section 1;

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(ii) During the period beginning on the date the Company provides notice of a registration pursuant to Section 2 and ending on a date 90 days (or 180 days if such registration is an initial public offering) after the effective date of such registration;

(iii) If the Holders of Registrable Stock propose to dispose of shares of Registrable Stock that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 3.

2.	Company Registration.

If (but without any obligation to do so) and whenever the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its Securities under the Securities Act in connection with the public offering of such Securities solely for cash (other than under a Registration Statement relating either to the sale of Securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or to a Rule 145 transaction), the Company shall, at such time, promptly give each Holder of Registrable Stock written notice of such registration. Upon the written request of each Holder of Registrable Stock given within 15 days after the receipt by the Holders of such notice by the Company, the Company shall, subject to the provisions of Section 7, cause to be registered under the Securities Act all of the Registrable Stock that each such Holder has requested to be registered. The Company shall have the right to select the investment banker or bankers who shall serve as the manager and/or co-managers for all registrations of offerings pursuant to this Section 2.

3.	Form S-3 Registration.

In case the Company shall receive a written request from a Holder or Holders of Registrable Stock then outstanding that the Company effect a registration on Form S-3, or any successor form thereto under the Securities Act, and any related qualification or compliance with respect to all or a part of such Registrable Stock owned by such Holder or Holders, the Company will:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Stock; and

(b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Stock as are specified in such request, together with all or such portion of the Registrable Stock of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after the mailing of such notice from the Company specified in Section 3(a); provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 3, if (i) the Company has already effected three (3) registrations pursuant to this Section 3 during such calendar year; (ii) the Company has effected a registration pursuant to this Agreement within 90 days (or 180 days if such registration was an initial public offering) of the date of the request pursuant to this Section 3; (iii) Form S-3 is not available to the Company for such offering by the Holders; (iv) the Holders propose to sell Registrable Stock, the

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anticipated aggregate offering price of which, net of underwriting discounts and commissions, is less than $500,000; or (v) the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 Registration Statement for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 3; provided, however, that the Company may not utilize the right in item (v) above more than once in any twelve (12) month period.

(c) Registrations effected pursuant to this Section 3 shall not be counted as demands for registration or registrations effected pursuant to Sections 1 or 2 of this Agreement.

4.	Obligations of the Company.

Whenever required under this Agreement to effect the registration of any Registrable Stock, the Company shall, as expeditiously as reasonably possible:

(a) Prepare and file with the Securities and Exchange Commission a Registration Statement with respect to such Registrable Stock and use all commercially reasonable efforts to cause such Registration Statement to become effective within thirty (30) days of filing, and, upon the request of the Holders of a majority of the Registrable Stock registered thereunder, to keep such Registration Statement effective for up to 180 days or until the Holders have completed the distribution described in the Registration Statement relating thereto, whichever is later. Notwithstanding anything herein to the contrary, the Company shall not be required to file, cause to become effective or maintain the effectiveness of any Registration Statement that contemplates a distribution of Securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act;

(b) Prepare and file with the Securities and Exchange Commission such amendments and supplements to such Registration Statement and the prospectus used in connection with such Registration Statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Securities covered by such Registration Statement for up to 180 days;

(c) Furnish to the Holders of Registrable Stock seeking such registration such numbers of copies of such Registration Statement and a prospectus, including a preliminary prospectus as such Holders may reasonably request, in conformity with the requirements of the Securities Act, and such other documents as such Holders may reasonably request in order to facilitate the disposition of Registrable Stock owned by them.

(d) Use its commercially reasonable efforts to register or qualify the Securities covered by such Registration Statement under such other securities or blue sky laws of such U.S. jurisdictions as shall be reasonably requested by the Holders; provided, however, that the Company shall not be required to: (i) qualify to do business as a foreign corporation in any jurisdiction wherein it would not otherwise be required to qualify but for this Section 4(d); (ii) subject itself to taxation in any such jurisdiction; or (iii) consent to general service of process in any such jurisdiction;

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(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under any such agreement;

(f) Notify each Holder of Registrable Stock covered by such Registration Statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, such obligation to continue for 180 days after the date of the prospectus;

(g) Cause all such Registrable Stock registered hereunder to be listed on each securities exchange on which similar Securities issued by the Company are then listed;

(h) Provide a transfer agent and registrar for all Registrable Stock registered hereunder not later than the effective date of such Registration Statement; and

(i) Obtain a cold comfort letter from the Company’s independent public accountants and/or a legal opinion letter from the Company’s counsel in customary form and covering such matters of the type customarily covered by cold comfort letters or legal opinion letters, as the case may be, as the underwriters or the Holders of at least a majority of the Registrable Stock included in such Registration Statement pursuant to the provisions of this Agreement reasonably request.

5.	Furnish Information.

As a condition precedent to the obligations of the Company to take any action pursuant to this Agreement with respect to the Registrable Stock of any selling Holder, any such Holder shall furnish to the Company such information regarding itself, the Registrable Stock held by it, and the intended method of disposition of such Securities as shall be required by the Company to effect the registration of such Holder’s Registrable Stock.

6.	Expenses of Registration.

(a) All expenses other than underwriting discounts and commissions and stock transfer taxes of Holders of Registrable Stock incurred in connection with registrations, filings or qualifications pursuant to this Agreement, including, but not limited to, all registration, filing and qualification fees, printers’ and Company accounting fees, and fees and disbursements of counsel for the Company, shall be borne by the Company.

(b) In connection with each registration pursuant to this Agreement, the Company will reimburse the Holders of Registrable Stock covered by such registration for the reasonable fees and disbursements of one (1) counsel chosen by the Holders of a majority of the Registrable Stock included in such registration.

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(c) To the extent registration expenses are not required to be paid by the Company, each Holder of Registrable Stock included in any registration hereunder will pay those registration expenses allocable to the registration of such Holder’s securities so included, and any registration expenses not so allocable will be borne by all sellers of securities included in such registration in proportion to the aggregate selling price of the securities to be so registered.

7.	Underwriting Requirements.

(a) In connection with any offering involving an underwriting of shares of the Company’s Securities, the Company shall not be required under Section 2 to include any of the Holders’ Registrable Stock in such underwriting unless such Holders accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by the Company, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company.

(b) If an underwritten offering is initiated by the Company and the total amount of Securities, including Registrable Stock, requested to be included in such offering exceeds the amount of Securities that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such requested Securities, including Registrable Stock, that the underwriters determine in their sole discretion will not jeopardize the success of the offering, in the following order of priority: (1) first, all Securities the Company proposes to sell, (2) second, up to the full number of Registrable Stock requested to be included in the offering; and (3) third, any other Securities requested to be included, allocated among the Holders of the Securities in such proportions as the Company and those Holders agree. To the extent that the total number of Registrable Stock requested to be included in the offering exceeds the amount of Securities that the underwriters determine in their sole discretion is compatible with the success of the offering, then each Holder of Registrable Stock requested to be included in the offering shall be entitled to include in the offering that number of Registrable Stock equal to such Holder’s Allocation Percentage (as defined below) multiplied by the number of Registrable Stock to be registered in the offering.

(c) For purposes of this Agreement, the “Allocation Percentage” for each Holder of Registrable Stock requested to be included in the offering shall mean the percentage which is equal to (1) the sum of: (i) the number of shares of Common Stock that such Holder acquired upon conversion of Series E Preferred that the Holder requested be included in the offering multiplied by 4; (ii) the number of shares of Common Stock that such Holder acquired upon conversion of Series D Preferred (including the Series D-2 Preferred Stock) that the Holder requested be included in the offering multiplied by 4; (iii) the number of shares of Common Stock that such Holder acquired upon conversion of Series C Preferred (including the Series C-2 Preferred Stock) that the Holder requested be included in the offering multiplied by 4; (iv) the number of shares of Common Stock that such Holder acquired upon conversion of Series B Preferred (including the Series B-2 Preferred Stock) that the Holder requested be included in the offering multiplied by 4; (v) the number of shares of Common Stock that such Holder acquired

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upon conversion of Series A Preferred that the Holder requested be included in the offering, multiplied by 3; and (vi) the number of shares of Common Stock owned by such Holder that are not referenced in the preceding clauses (i), (ii), (iii), (iv) or (v) and that such Holder requested be included in the offering, multiplied by 2; divided by (2) the sum of: (i) the number of shares of Common Stock that all Holders acquired upon conversion of Series E Preferred multiplied by 4; (ii) the number of shares of Common Stock that all Holders acquired upon conversion of Series D Preferred multiplied by 4; (iii) the number of shares of Common Stock that all Holders acquired upon conversion of Series C Preferred multiplied by 4; (iv) the number of shares of Common Stock that all Holders acquired upon conversion of Series B Preferred that the Holders requested be included in the offering multiplied by 4; (v) the number of shares of Common Stock of all Holders acquired upon conversion of Series A Preferred that the Holders requested be included in the offering, multiplied by 3; and (vi) the number of shares of Common Stock owned by all Holders that are not referenced in the preceding clauses (i), (ii), (iii), (iv) or (v) and that the Holders requested be included in the offering, multiplied by 2; and multiplied by (3) 100.

(d) If an underwritten secondary offering is initiated by the Company on behalf of the Holders of Securities (other than Holders of Registrable Stock), and the total amount of Securities, including Registrable Stock, requested to be included in such offering exceeds the amount of Securities that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such requested Securities, including Registrable Stock, that the underwriters determine in their sole discretion will not jeopardize the success of the offering, in the following order of priority: (1) to the extent of 50% of the number of Securities other than Registrable Stock that in the underwriter’s opinion can be sold, the Securities requested to be included in the registration, allocated among the Holders of those Securities in such proportions as the Company and those Holders may agree, and (2) to the extent of the balance, the Registrable Stock requested to be included; and, if after including all of the Registrable Stock the underwriters determine that there are additional securities that can be sold, then Securities other than Registrable Stock may be added to the registration. To the extent that the total number of Registrable Stock requested to be included in the offering exceeds the amount of Securities that the underwriters determine in their sole discretion is compatible with the success of the offering, then each Holder of Registrable Stock requested to be included in the offering shall be entitled to include in the offering that number of Registrable Stock equal to such Holder’s Allocation Percentage multiplied by the number of Registrable Stock to be registered in the offering.

8.	Delay of Registration.

No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Agreement.

9.	Indemnification.

In the event any Registrable Stock is included in a Registration Statement under this Agreement:

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(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Securities Act) for such Holder and each Person, if any, who controls, represents, manages, or is affiliated with such Holder or underwriter within the meaning of the Securities Act or the Securities Exchange Act (an “Affiliated Person”), against any losses, claims, damages, or liabilities (joint or several), to which they may become subject under the Securities Act, the Securities Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the Company of the Securities Act, the Securities Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Securities Exchange Act or any state securities law; and the Company will pay to each such Holder, underwriter or Affiliated Person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action, provided, however, that the indemnity provided pursuant to this Section 9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action, if such settlement is effected without the written consent of the Company (which consent shall not be unreasonably withheld or delayed). Notwithstanding anything herein to the contrary, the Company shall not be liable to: (i) any Holder, underwriter or Affiliated Person for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or Affiliated Person; or (ii) any Holder or Affiliated Person thereof, for any such loss, claim, damage, liability, or action to the extent that it arises out of the failure of any such Holder or Affiliated Person to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Company has furnished such seller with a sufficient number of copies of the same; or (iii) any underwriter or Affiliated Person thereof, for any such loss, claim, damage, liability, or action to the extent that is arises out of the failure of any such underwriter or Affiliated Person to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Company has furnished such seller with a sufficient number of copies of the same.

(b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the Registration Statement, each Person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Holder selling Securities in such Registration Statement and any Affiliated Person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several), to which any of the foregoing Persons may become subject, under the Securities Act, the Securities Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any Person intended to be indemnified pursuant to this Section 9(b), in

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connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity provided pursuant to this Section 9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action, if such settlement is effected without the written consent of such Holder, which consent shall not be unreasonably withheld; provided, further, however, that in no event shall any indemnity under this Section 9(b) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud or gross negligence by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party pursuant to this Section 9, but the failure of the indemnified party to deliver written notice to the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party otherwise than under this Section 9.

(d) If the indemnification provided for in this Section 9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense, in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations; provided, however, that in no event shall any contribution by a Holder under this Section 9(d) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud or gross negligence by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

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(f) The obligations of the Company and Holders under this Section 9 shall survive the completion of any offering of Registrable Stock in a Registration Statement under this Agreement.

10.	Market Stand-Off.

(a) In connection with a Qualified Public Offering, each Holder of Registrable Stock hereby agrees that, during the period of duration (up to, but not exceeding, 180 days) specified by the Company and an underwriter of Common Stock or other Securities of the Company, following the effective date of the Registration Statement of the Company filed under the Securities Act, it shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any Securities of the Company held by it at any time during such period except Common Stock included in such registration; provided, that all officers and directors of the Company, all five percent (5%) Holders of the Company’s Securities, and all other Persons with registration rights (whether or not pursuant to this Agreement) enter into similar agreements.

(b) In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Securities of each Holder of Registrable Stock until the end of such period, and each Holder agrees that, if so requested, such Holder will execute an agreement in the form provided by the underwriter containing terms that are essentially consistent with the provisions of this Section 10.

(c) Notwithstanding the foregoing, the obligations described in this Section 10 shall not apply to a registration relating solely to employee benefit plans on Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to an SEC Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future.

11.	Definitions.

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with such Person. The term “control,” as used in the immediately preceding sentence, means the right to exercise, directly or indirectly, more than ten percent (10%) of the voting rights of the controlled Entity or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled Entity.

“Beneficially own” shall mean, with respect to any Securities, having “beneficial ownership” of such Securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act as in effect on the date hereof, except that a Person shall be deemed to beneficially own all such securities that such Person has the right to acquire whether such right is exercisable immediately or after the passage of time).

“Board” shall mean the Board of Directors of the Company.

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“Common Stock” shall mean the Company’s common stock, $0.001 par value per share.

“Holders” shall mean the Persons who own of record or Beneficially own any Security and who are parties to this Agreement. The term “Holder” shall mean any one of the Holders. The terms “Hold” and “Held” shall have correlative meanings.

“Person” shall mean an individual, a corporation, a company, a partnership, a trust, an unincorporated organization, or any other entity, or a governmental organization or any agency or political subdivision thereof.

“Qualified Public Offering” shall having the meaning set forth in the certificate of incorporation of the Company.

“Registrable Stock” shall mean: (i) the shares of Common Stock issuable or issued upon conversion of the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred or the Series E Preferred; (ii) any other shares of Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, any such shares to the extent the original shares are Registrable Stock; and (iii) the shares of Common Stock issued upon the conversion or exercise of any Common Stock Equivalents (as defined in the Company’s Seventh Amended and Restated Certificate of Incorporation, as the same may be amended from time to time) issued to any equipment lessors or banks, in consideration of providing additional financing to the Company; provided, however, that the foregoing definition shall exclude in all cases any Securities sold by a Person in a transaction in which such Person’s rights under this Agreement are not assigned or are not assignable. Notwithstanding the foregoing, Common Stock or other Securities shall only be treated as Registrable Stock if and so long as they: (x) have not been sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction; (y) have not been sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof or pursuant to Rule 144 promulgated thereunder so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale; or (z) are not eligible to be sold without registration under the Securities Act in compliance with subsection (k) of Rule 144.

“Registration Statement” shall mean any registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act, together with all amendments or supplements thereto; provided, however, that Registration Statement shall not mean any registration statement on Form S-8 or any successor form thereto.

“Security” shall mean any debt or equity security of the Company and any instrument convertible into or exchangeable for any debt or equity security of the Company, including, without limitation, the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred and the Common Stock.

“Securities Act” shall mean the Securities Act of 1933, as amended prior to or after the date of this Agreement, or any federal statute or statutes which shall be enacted to take the place of such Act, together with all rules and regulations promulgated thereunder.

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“Securities and Exchange Commission” shall mean the United States Securities and Exchange Commission or any successor to the functions of such agency.

“Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended prior to or after the date of this Agreement, or any federal statute or statutes which shall be enacted to take the place of such Act, together with all rules and regulations promulgated thereunder.

“Series A Preferred” shall mean the Company’s Series A Preferred Stock, $0.001 par value per share.

“Series B Preferred” shall mean the Company’s Series B Convertible Preferred Stock, $0.001 par value per share, and the Series B-2 Convertible Preferred Stock, $0.001 par value per share.

“Series C Preferred” shall mean the Company’s Series C Convertible Preferred Stock, $0.001 par value per share, and the Series C-2 Convertible Preferred Stock, $0.001 par value per share.

“Series D Preferred” shall mean the Company’s Series D Convertible Preferred Stock, $0.001 par value per share, and the Series D-2 Convertible Preferred Stock, $0.001 par value per share.

“Series E Preferred” shall mean the Company’s Series E Convertible Preferred Stock, $0.001 par value per share.

12.	Miscellaneous.

(a) Assignability of Registration Rights.

The registration rights set forth in this Agreement shall accrue to each subsequent Holder of Registrable Stock which acquires at least twenty-five percent (25%) of the Registrable Stock outstanding as of the Effective Date of this Agreement, and which consents in writing to be bound by the terms and conditions of this Agreement. Notwithstanding the foregoing, if an Investor transfers its Registrable Stock to an Affiliate or a limited or general partner of such Investor, the registration rights hereunder may be assigned to such Affiliate or limited or general partner without restriction as to a minimum ownership percentage to effectuate such assignment; provided that any such assignee consents in writing to be bound by the terms and conditions of this Agreement.

(b) Grant of Subsequent Registration Rights.

The Company may not grant registration rights to subsequent investors in the Company unless such rights are subordinate or pari pasu to the rights of the Holders of Registrable Stock or the grant of such rights is consented to by the Holders of not less than a majority of the outstanding shares of each of the Series B Preferred, the Series C Preferred, the Series D Preferred, and the Series E Preferred, each voting as a separate series. Notwithstanding the foregoing, so long as any shares of Registrable Stock remain outstanding, the Company shall

RUBICON TECHNOLOGY, INC.	-12-	FOURTH AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

not grant to any Person acquiring its Securities subsequent to the Effective Date, other than Registrable Stock, registration rights, without the consent of the Holders of not less than a majority of the outstanding shares of each of the Series B Preferred, the Series C Preferred, the Series D Preferred and the Series E Preferred, each voting as a separate series. Each party hereto acknowledges and accepts the rights (i) of Silicon Valley Bank, as provided in the Warrant held by it, dated May 9, 2001 and July 10, 2002; (ii) of GATX, as provided in the Warrants held by it, dated July 10, 2002; and (iii) of Atel, as provided in the Warrant held by it, dated July 28, 2003; to become a party hereto upon the exercise of those Warrants, and will execute and deliver such amendments hereto or other documents as are reasonably necessary to comply with those rights.

(c) Prohibited Sale Periods.

The Company agrees (i) not to effect any public sale or distribution of its Securities during the seven (7) days prior to, and during the 90-day period beginning on, the effective date of any underwritten registration made pursuant to Sections 1 and 2 hereunder (except as part of such underwritten registration or pursuant to registrations on Form S-4 or Form S-8 or any successor form), unless the underwriters managing the registered public offering otherwise agree, and (ii) to cause each Holder of at least two percent (2%) (on a fully diluted basis) of its Securities, purchased from the Company at any time after the date of this Agreement (other than in a registered public offering) to agree not to effect any public sale or distribution (including sales pursuant to Rule 144) of any Securities during such period (except as part of such underwritten registration, if otherwise permitted), unless the underwriters managing the public offering otherwise agree

(d) Current Public Information.

At all times after the Company has filed a Registration Statement with the Securities and Exchange Commission pursuant to the requirements of either the Securities Act or the Securities Exchange Act, the Company will file all reports required to be filed by it under the Securities Act and the Securities Exchange Act, and will take such further action as any Holder or Holders of Registrable Stock may reasonably request, all to the extent required to enable such Holders to sell Registrable Stock pursuant to Rule 144 or any similar rule or regulation hereafter adopted by the Securities and Exchange Commission.

(e) Termination.

All rights under this Agreement shall terminate as to any Holder of Registrable Stock at such time as such Holder is free to sell all shares of Registrable Stock held by such Holder pursuant to Rule 144(k) under the Securities Act or a comparable exemption from registration that enables such Holder to sell all shares of Registrable Stock held by such Holder without registration under the Securities Act and without restriction as to the manner of sale or otherwise. This Agreement shall terminate as to all Holders of Registrable Stock at such time as the earlier of (i) all shares of Registrable Stock may be sold during any three (3) month period without registration under the Securities Act; (ii) no shares of Registrable Stock remain outstanding; or (iii) the 5th anniversary of a Qualified Public Offering.

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(f) Amendment and Waiver.

Any term, covenant, agreement or condition contained in this Agreement may be amended, or compliance therewith may only be waived (either generally or in particular instances and either retroactively or prospectively) by written instrument signed by the Company and the Holders of an aggregate of not less than a majority of the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred, and the Series E Preferred or the shares of Common Stock issued upon the conversion of the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred or the Series E Preferred, each voting as a separate series. Any waiver of any term, covenant, agreement or condition contained in this Agreement shall not be deemed a waiver of any other term, covenant, agreement or condition, and any waiver of any default in any such term, covenant, agreement or condition shall not be deemed a waiver of any later default thereof or of any other term, covenant, agreement or condition. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

(g) Severability.

In the event that any court or any governmental authority or agency declares all or any part of any Section of this Agreement to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any other Section of this Agreement, and in the event that only a portion of any Section is so declared to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate the balance of such Section.

(h) Governing Law.

The validity, meaning and effect of this Agreement shall be determined in accordance with the laws of the State of Illinois, without regard to the conflicts of law provisions thereof, applicable to contracts made and to be performed in that state.

(i) Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same document.

(j) Entire Agreement.

This Agreement and the Exhibits and Schedules hereto constitute and encompass the entire agreement and understanding of the parties hereto and thereto with regard to the transactions contemplated or provided for herein or therein. This Agreement supersedes, replaces and terminates any prior agreements between the Investors and the Company with respect to the subject matter hereof and neither the Company nor the Investors shall have any liability under any such prior agreement to the other for any reason whatsoever.

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(k) Additional Holders.

Holders of Registrable Stock may, from time to time, be added as parties to this Agreement without necessity of amending this Agreement by execution of an agreement by such Holder or Holders and the Company, whereby such Holder or Holders agrees to be bound hereby as a “Holder” or “Holders” hereunder.

(l) No Third Party Beneficiaries.

Except as expressly set forth in this Agreement, nothing in this Agreement is intended to, or shall be deemed to, confer any rights or remedies under or by reason of this Agreement on any Person other than the parties hereto and their respective successors and assigns.

[END OF AGREEMENT]

RUBICON TECHNOLOGY, INC.	-15-	FOURTH AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

[Executed Pursuant To That Certain Series E Offering Omnibus Amendment, Waiver And Authorization, Dated As Of November 30, 2005 and the Adoption Agreement, dated as of January 27, 2006]

CROSS ATLANTIC TECHNOLOGY FUND, L.P.
By:	XATF Management, L.P., its General Partner
By:	Cross Atlantic Capital Partners, Inc., its General Partner

By:	/s/ Donald R. Caldwell
Name:	Donald R. Caldwell
Title:	President

THE CO-INVESTMENT 2000 FUND, L.P.
By:	Co-Invest Management, L.P., its General Partner
By:	Co-Invest Capital Partners, Inc., its General Partner

By:	/s/ Donald R. Caldwell
Name:	Donald R. Caldwell
Title:	President

CROSS ATLANTIC TECHNOLOGY FUND II, L.P.
By:	XATF Management, L.P., its General Partner
By:	Cross Atlantic Capital Partners, Inc., its General Partner

By:	/s/ Donald R. Caldwell
Name:	Donald R. Caldwell
Title:	President

GAZELLE TECHVENTURES FUND, L.P.
By:	Monument Technology Partners, LLC, its General Partner
By:	Gazelle TechVentures, Inc., its Manager

By:	/s/ Don N. Aquilano
Name:	Don N. Aquilano
Title:	President

GAZELLE CO-INVESTMENT FUND, L.P.
By:	Monument Technology Partners, LLC, its General Partner
By:	Gazelle TechVentures, Inc., its Manager

By:	/s/ Don N. Aquilano
Name:	Don N. Aquilano
Title:	President

KBPARTNERS VENTURE FUND II, L.P.
By:	KB Partners Management II, L.L.C., its General Partner

By:	/s/ Byron A. Denenberg
Name:	Byron A. Denenberg
Title:	Managing Director

KB PARTNERS AFFILIATES FUND II L.P.
By:	KB Partners Management II, L.L.C., its General Partner

By:	/s/ Byron A. Denenberg
Name:	Byron A. Denenberg
Title:	Managing Director

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SCHEDULE I

INVESTORS
Adams, Harkness & Hill Entrepreneur’s Fund, LP
Adams, Harkness & Hill Technology Ventures 1A, LP +
Adams, Harkness & Hill Technology Ventures, LP
Anthony Abbattista 2000 Declaration of Trust
Baker, Arthur
Baker, Robert
Bergstein, Melvyn E.
Brej, Julie
Brissenden, James
Charles Schwab & Co., FBO Edd H. Hyde IRA Account #4613-4119
Ciral, Shevlin J.
Connolly, Michael
Cross Atlantic Technology Fund II, LP
Cross Atlantic Technology Fund, L.P.
Davis, DeForest
DeCuyper, Michael
Gazelle Co-Investment Fund, L.P.
Gazelle TechVentures Fund, L.P.
Gleason, John S.
Gordon & Glickson LLC
Gutstein, Adam J.
Hunter, Gordon
KB Partners Affiliates Fund II, L.P.
KB Partners Venture Fund II, L.P.
Matsamura, Alan
Mikolajczyk, Michael E.
Mitchell, Stephen C.
Moffitt, Christopher J.
Mogilevsky, Radion
Nekich, Daniel
Pasquesi, L. Robert
River Cities Capital Fund II, Limited Partnership
River Cities SBIC III, L.P.
Rylance, Bruce
Siefertson, Mark E. and Debbie L.
The Co-Investment 2000 Fund, L.P.
Tyson, Mitch
VanErmen, Steven R.
Weakland, Thomas
Nicholas A Cameron
Mary Joan Doyle-Carson
Edd H. Hyde
Frederick W. Kyle
Charles T. Lee
Daniel J. Phelan
Dickinson M. Smith
James G. Stewart

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INVESTORS
C. Ian Sym-Smith
Samuel J. Talucci
Wilson H. Taylor
Wilson Capital Partners LLC
Heller Financial Leasing, Inc.
Lighthouse Capital Partners IV, L.P.
Mark L. Gordon
Scott L. Glickson
Stephen Gold
Philip P. McGuigan
Stuart Smith

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